Exhibit 10.1.7

Federal Deposit Insurance Corporation Division of Resolutions and Receiverships	Receivership of Southern Pacific Bank and Coast Business Credit, a division of Southern Pacific Bank

February 27, 2003

Mr. Loni Woodley, Chief Financial Officer Amerivision Communications, Inc. 5900 Mosteller Drive, Suite 1850 Oklahoma City, OK 73112	Via Facsimile 405-600-3646
  Re:
  Waiver of Event of Default

Dear Mr. Woodley:

        Reference is made to that certain Loan and Security Agreement, dated as of February 4, 1999, between Amerivision Communications, Inc., an Oklahoma corporation ("Borrower") and Coast Business Credit, a division of Southern Pacific Bank, a California corporation ("Coast") (as amended from time to time, the "Loan Agreement"). All initially capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

        On February 7, 2003, the Department of Financial Institutions of the State of California closed Southern Pacific Bank and appointed the Federal Deposit Insurance Corporation ("FDIC") as its Receiver, which appointment the FDIC accepted. The FDIC as Receiver succeeded to all of Coast's and Southern Pacific Bank's rights, title, and interest in and to the Loans by operation of law. As used herein, "Lender" refers to the FDIC as Receiver of Southern Pacific Bank.

        An Event of Default has occurred under Section 8.1(8) of the Loan Agreement as a result of a Debt Service Coverage Ratio of less than 1.25:1 for the quarter ended December 31, 2002. Actual Debt Service Coverage ratio was 1.19:1. Lender hereby waives, in this instance, and only in this instance, the Event of Default arising from Borrower's non-compliance with this covenant.

        Lender's waiver as to the matter referenced above shall in no way be deemed to be a waiver of any other, present or future, transaction, event, occurrence or matter and such waiver shall be limited solely to the matters and circumstances referred to herein.

12121 Wilshire Blvd., Suite 1400, Los Angeles, California 90025
Telephone: (310) 820~8881 Facsimile: (310) 9797289

        This letter is limited precisely as written and shall not be deemed: (a) to be a waiver or modification of any other term, condition or covenant of the Loan Agreement or the Loan Documents, or (b) to prejudice any right or remedy which Lender may have in the future under the Loan Agreement, the Loan Document or applicable law,

        Please acknowledge your acceptance and agreement to the terms hereto by executing and returning the enclosed duplicate of this letter to the undersigned.

Sincerely,
FDIC as Receiver of Southern Pacific Bank /s/ JOHN WATKINS John Watkins Loan Officer

cc: Rick Perkins, Textron Financial Corporation
            Mark Crunelle, Continental Business Credit

THE ABOVE IS HEREBY AGREED TO AND ACCEPTED THIS    DAY OF February, 2003:

AMERI VISION COMMUNICATIONS, INC., an Oklahoma corporation
By:	/s/ ROBERT D. COOK
Title:	President